UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 2, 2015

GENERAL EMPLOYMENT ENTERPRISES, INC
(Exact name of registrant as specified in its charter)

Illinois	1-05707	36-6097429
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

184 Shuman Blvd., Ste. 420, Naperville, Illinois	60563
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (630) 954-0400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On October 4, 2015 General Employment Enterprises, Inc. (the “Company”) entered into a Stock Purchase Agreement (the “Access Data Agreement”) with William Daniel Dampier and Carol Lee Dampier (collectively, the “Sellers”). Pursuant to the terms of the Access Data Agreement the Company acquired on October 4, 2015, 100% of the outstanding stock of Access Data Consulting Corporation., a Colorado corporation (“Access Data”), for a purchase price (the “Purchase Price”) equal to $13,000,000 plus or minus the NWC Adjustment Amount (as defined below) plus up to $2 million of an “earnout”.

The consideration shall be paid as follows:

•	Cash Payment to Sellers. At the closing, the Company paid to Sellers $7,000,000 in cash (the “Closing Cash Payment”).

•

Working Capital Reserve Fund. In addition to the Closing Cash Payment to Sellers, the Company shall pay to Sellers an additional $1,000,000 (the “Working Capital Holdback”), plus or minus the NWC Adjustment Amount, in cash within twenty (20) days after the completion of an audit of Access Data's financial information from its most recent fiscal year end to the closing date, but in any event not later than ninety (90) days after the closing date.

•

Purchase Price Adjustment – Working Capital. The Purchase Price will be adjusted (positively or negatively) based upon the difference in the book value of the “Closing Working Capital” as compared to the “Benchmark Working Capital” of $2 million (such difference to be called the “NWC Adjustment Amount”).If the NWC Adjustment Amount is positive the Purchase Price will be increased by the NWC Adjustment Amount. If the NWC Adjustment Amount is negative, the Purchase Price will be decreased by the NWC Adjustment Amount. If the Purchase Price increases then the Company will pay to the Sellers the sum of the increase plus the Working Capital Holdback within twenty (20) days of a final determination. If the Purchase Price decreases then Sellers will pay the amount of the decrease to the Company within twenty (20) days of a final determination, which first shall be funded from the Working Capital Holdback held by the Company (which shall be credited to the Sellers). If the amount of the Purchase Price decrease exceeds the Working Capital Holdback then the Sellers will pay the difference to the Company within twenty (20) days of a final determination. If the Working Capital Holdback exceeds the payment due from the Sellers then the remaining balance of those funds after the payment to the Company shall be paid to the Sellers.

•

Sellers’ Promissory Notes At the closing, the Company delivered to the Sellers a Subordinated Nonnegotiable Promissory Note (the “Sellers’ Promissory Note”) executed by the Company in the aggregate principal amount of $3 million. A copy of the Sellers’ Promissory Note has been filed as Exhibit 4.1 to this Form 8-K. The Sellers’ Promissory Note is secured by the certain collateral of the Company pursuant to a Security Agreement dated as of October 4, 2015 by and among the Company and the Sellers (the “Security Agreement”), a copy of which has been filed as Exhibit 10.2 to this Form 8-K. The descriptions of each of the Sellers’ Promissory Note and the Security Agreement contained in this Current Report on the Form 8-K are qualified in their entirety by reference to Exhibits 4.1 and 10.2, respectively.

•

Earnout Payment. Up to an additional $2,000,000 (the “Earnout”) may be paid by the Company to the Sellers with respect to the fiscal year ended September 30, 2016, subject to the satisfaction of certain earnout provisions contained in the Access Data Agreement. Any earnout payment to be paid by the Company shall be paid 50% in the form of cash and 50% in the form of shares of Company common stock.

•

Payment of Shares of Company Common Stock. Two Million Dollars ($2,000,000) of the Purchase Price will be paid in issued shares of common stock of the Company. The number of shares of common stock payable to the Sellers will be 3,278,689 shares at $0.61 per share (the “Issue Price”); provided however, that if, during such twenty (20) day trading period, the Company pays a dividend in, splits, combines into a smaller number of shares, or issues by reclassification any additional shares of its common stock (a“Stock Event”), then the closing prices used in the above calculation shall be appropriately adjusted to provide the Sellers the same economic effect as contemplated by this Agreement prior to such action. If the closing price of the shares of the Company’s common stock on the trading day immediately preceding the day on which the Issued Shares are first freely salable under Rule 144 (the “Rule 144 Date”) is less than 90% of the Issue Price, then the Company shall make a one-time adjustment and shall promptly pay to the Sellers, in stock in the form of additional shares of common stock of the Company at the market value on the Rule 144 Date, the difference between the aggregate value of the Issued Shares at the Issue Price and the aggregate value of the Issued Shares at the closing price on the Rule 144 Date.

2

The transaction has been unanimously approved by the board of directors of the Company and by the Sellers.

The Company utilized a portion of the proceeds from the public offering of common stock it completed on July 27, 2014 and a portion of the proceeds from the private placement of a $4,185, 000 subordinated promissory note (the “Subordinated Note”) to JAX Legacy – Investment 1, LLC, to finance the payment of the cash portion of the Purchase Price of Access Data.

Denver-based Access Data founded and led by William Daniel Dampier has been focused on higher-end IT staffing and IT project solutions exclusively for over 25 years and provides IT personnel, on a contract basis, that cover the entire project life cycle, including business/systems analysis, program management, project management, architecture, design, development, testing, maintenance, and operational support. Additionally, Access Data provides a diversified staff of information technology professionals to design, develop, maintain, and support IT systems for a wide range of clients including a large number of Fortune 500 clients. The services are provided on a regional and national basis.

The following is a list of areas of expertise in which Access Data staffs: Application Development, System Architecture/Design, Business Analysis, System Analysis, Program Management, Project Management, IOS Development, Android Development, Oracle Development/Administration, SQL Server Development/Administration, Data warehouse Design/Architecture, Data warehouse Administration, Java Development, C#/. NET Development, UX/UI Design/Development, JavaScript Development, System Administration, Manual System Testing, Automated System Testing, Network Engineering/Administration, Technical Writing, Configuration Management, Application Deployment, Application/Production Support.

The assets acquired primarily consist of accounts receivable, unbilled revenue, deposit, fixed assets and other current assets. In addition, the purchase price of Access Data includes value derived from goodwill, customer contracts and the talented sales and recruiting personnel employed by Access Data.

A copy of the Access Data Agreement is attached hereto as Exhibit 10.1. The description of the Access Data Agreement contained in this Current Report on the Form 8-K is qualified in its entirety by referenced to Exhibit 10.1. A copy of the press release announcing the acquisition of Access Data is attached hereto as Exhibit 99.1.

The Company will file with the Securities and Exchange Commission (the “SEC”) the financial statements and pro forma financial information required to be filed pursuant to Rule 8-04 of Regulation S-X and Article 11 of Regulation S-X within 71 days after the date on which this Current Report on Form 8-K was required to be filed with the SEC.

Item 2.01 Completion of Acquisition of Disposition of Assets.

The information contained in Item 1.01 of this Form is hereby incorporated by referenced into this Item 2.01.

3

Item 2.03 Creation of a Direct Financial Obligation.

On October 2, 2015, the Company issued and sold the Subordinated Note to JAX Legacy – Investment 1, LLC (the “Investor”) pursuant to a Subscription Agreement dated October 2, 2015 between the Company and the Investor (the “Subscription Agreement”). The Subordinated Note is due on October 2, 2018 (the “Maturity Date”). Interest on the Subordinated Note is payable as follows: (i) 10% interest per annum on the outstanding principal balance of the Subordinated Note shall be payable quarterly in arrears, in cash, on each December 30th, March 30th, June 30th, and September 30th, until the Maturity Date and (ii) 4% interest per annum until the Maturity Date on the original principal balance of the Subordinated Note ($502,200), was paid in advance on the issuance date of the Subordinated Note through the issuance to the Investor of 913,091 shares of the Company’s common stock (the “Interest Shares”). The Company may prepay the principal and interest under the Subordinated Note at any time, without penalty, provided, however, the Interest Shares shall be deemed paid in full and earned upon the issuance of the Subordinated Note. A copy of the Subordinated Note is attached hereto as Exhibit 4.2. The Subordinated Note is subordinated in payment to the obligations of the Company to ACF FINCO I LLP pursuant to the terms and provisions of a Subordination and Intercreditor Agreement dated October 2, 2015 between, ACF FINCO I LLP and the Investor. In connection with the issuance of the Subordinated Note the Company and the Investor entered into a Registration Rights Agreement dated October 2, 2015 (the “Registration Rights Agreement”) whereby the Company granted to the Investor certain piggyback registration rights with respect to the shares of Company common stock issued or issuable as interest payments under the Subordinated Note, and any shares of Company common stock issued as a dividend or other distribution with respect to, or in exchange for or in replacement of, shares of common stock of the Company issued or issuable as interest payments under the Subordinated Note. A copy of the Registration Rights Agreement is attached hereto as Exhibit 10.3. A copy of the Subscription Agreement is attached hereto as Exhibit 10.4. The descriptions of each of the Subordinated Note, the Registration Rights Agreement and the Subscription Agreement contained in this Current Report on the Form 8-K are qualified in their entirety by reference to Exhibits 4.2, 10.3, and 10.4, respectively.

On October 4, 2015 the Company issued to the Sellers the Sellers’ Promissory Note. Interest on the outstanding principal balance of the Sellers’ Promissory Note is payable at the rate of 5.5% per annum. The principal and interest amount of the Sellers’ Promissory Note is payable as follows: (i) for the first twelve months commencing on November 4, 2015 and ending on October 4, 2016, a monthly payment of $57,303.49 in principal and interest, (ii) on October 4, 2016 a balloon payment of principal of $1,000,000, (iii) for the next twelve months commencing on November 4, 2016 and ending on October 4, 2017, a monthly payment of $27,963.72 in principal and interest, (iv) on October 4, 2017 a balloon payment of principal of $1,202,405.54 and (v) on October 4, 2017 any and all amounts of previously unpaid principal and accrued interest. The Sellers’ Promissory Note is subordinated in payment to the obligations of the Company to ACF FINCO I LLP pursuant to the terms and provisions of a Subordination and Intercreditor Agreement dated October 5, 2015 between ACF FINCO I LLP and the Sellers.

Item 3.02 Unregistered Sales of Equity Securities.

The information contained in Item 1.01 of this Form is hereby incorporated by referenced into this Item 3.02. The Company estimates that it will issue approximately 3,278,689 shares of common stock to the Sellers in connection with the acquisition of Access Data. The shares issuable to the Sellers will not be registered under the Securities Act of 1933, as amended (the “Act”). Each of the Sellers is an accredited investor. The issuance of the shares of Company common stock to each of the Sellers is exempt from the registration requirements of the Act in reliance on an exemption from registration provided by Section 4(2) of the Act.

The information contained in Item 2.03 of this Form is hereby incorporated by reference into this Item 3.02. The issuance of the Interest Shares to the Investor was exempt from the registration requirements of the Act in reliance on an exemption from registration provided by Section 4(2) of the Act. The Investor is an accredited investor.

4

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description
4.1	Subordinated Nonnegotiable Promissory Note dated October 4, 2015 from General Employment Enterprises, Inc. to William Daniel Dampier and Carol Lee Dampier
4.2	Promissory Note dated October 2, 2015from General Employment Enterprises, Inc. to JAX Legacy – Investment 1, LLC
10.1	Stock Purchase Agreement dated October 4, 2015 by and among General Employment Enterprises, Inc., William Daniel Dampier and Carol Lee Dampier
10.2	Subordinated Security Agreement dated October 4, 2015 by and among General Employment Enterprises, Inc., William Daniel Dampier and Carol Lee Dampier
10.3	Registration Rights Agreement dated October 2, 2015 by and between General Employment Enterprises, Inc. and JAX Legacy – Investment 1, LLC
10.4	Subscription Agreement dated October 2, 2015 by and between General Employment Enterprises, Inc. and JAX Legacy – Investment 1, LLC
99.1	Press release issued by General Employment Enterprises, Inc. dated October 5, 2015.

5

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

GENERAL EMPLOYMENT ENTERPRISES, INC.

Date: October 7, 2015	By:	/s/ Andrew J. Norstrud
Andrew J. Norstrud
Chief Financial Officer

6